EXHIBIT 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-91553), Form S-8 (File No. 333-58991) and Form S-8 (File No.333-43304) of Egghead.com, Inc., of our report dated February 22, 2000, except for Note 16 which is as of March 29, 2000, which appears in this Annual Report on Form 10-K

PricewaterhouseCoopers LLP

San Jose, California
March 30, 2001